Exhibit 5.2

September 26, 2025

Re: WORK Medical Technology Group LTD

Ladies and Gentlemen:

We have acted as U.S. securities counsel to WORK Medical Technology Group LTD, a company established under the laws of the Cayman Islands (the “Company”), in connection with the offering and sale (the “Offering”) by the Company of 22,055,096 Class A ordinary shares of the Company (the “Class A Ordinary Shares”), par value $0.0005 per share (the “RD Shares”), and Pre-funded Warrants (the “Pre-funded Warrants”) to purchase up to 16,944,238 Class A Ordinary Shares (the “Pre-funded Warrant Shares”), in a registered direct offering, pursuant to that certain Securities Purchase Agreement, dated September 25, 2025 (the “Securities Purchase Agreement”), by and among the Company and the investors identified on the signature page thereto, and the placement agency agreement, dated September 25, 2025 (the “Placement Agency Agreement”), by and between the Company and Univest Securities, LLC relating to the Offering.

The Company registered the sale of the RD Shares and the Pre-Funded Warrant Shares to be issued and sold pursuant to the Placement Agency Agreement and the Securities Purchase Agreement by means of a prospectus supplement filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 26, 2025 (the “Prospectus Supplement”), related to the registration statement on Form F-3 (File No. 333-289943), including the base prospectus (the “Base Prospectus”), dated August 29, 2025 (the “Registration Statement”), which was filed with the SEC on August 29, 2025 and declared effective on September 15, 2025. All capitalized terms used herein and not expressly defined herein have the meanings specified in the Placement Agency Agreement and/or the Securities Purchase Agreement. This opinion is being furnished to you in connection with the Registration Statement, the Base Prospectus and the Prospectus Supplement.

In rendering the opinions expressed below, we have examined physical or electronic copies of:

1.	The Registration Statement;

2.	The Base Prospectus;

3.	The Prospectus Supplement;

4.	Resolutions of the Board of Directors of the Company, dated September 26, 2025, approving the registered direct offering (the “Transaction”) and the execution of the documents relating to the Transaction;

5.	The Securities Purchase Agreement;

6.	The Placement Agency Agreement;

www.htflawyers.com | info@htflawyers.com

950 Third Avenue, 19th Floor, New York, NY 10022 | Office: (212) 530-2210 | Fax: (212) 202-6380

7.	The Pre-Funded Warrants;

9.	The documents which have previously been filed by the Company with the SEC via the SEC’s EDGAR system and which are incorporated by reference in the Registration Statement; and

10.	Such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined, (ii) the genuineness of all signatures, (iii) the legal capacity of all natural persons, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to original documents of all documents submitted to us as certified or photostatic copies, and (vi) the authenticity of the originals of such documents. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and have assumed that such statements and representations are true, correct and complete without regard to any qualification as to knowledge or belief. Our opinion is conditioned upon, among other things, the initial and continuing truth, accuracy, and completeness of the items described above on which we are relying.

You are advised that we are members of the Bar of the State of New York. We express no opinion concerning any matters respecting or affected by any laws other than laws that a lawyer in New York exercising customary professional diligence would reasonably recognize as being directly applicable to the transactions contemplated by the Placement Agency Agreement, the Securities Purchase Agreement and the Pre-Funded Warrants (collectively, the “Transaction Documents”). Because the agreements governing the Pre-Funded Warrants contain a provision stating that they are to be governed by the laws of the State of New York, we are rendering this opinion as to New York law. We advise you that we are licensed to practice law only in the State of New York. We express no opinion as to any county, municipal, city, town or village ordinance, rule, regulation or administrative decision. With respect to the RD Shares and the Pre-funded Warrant Shares being duly and validly issued, fully paid and non-assessable, we have relied on the opinion of Ogier (Cayman) LLP filed as Exhibit 5.1 to the Company’s Report of Foreign Private Issuer on Form 6-K filed on September 26, 2025.

Based upon and subject to the foregoing, we are of the opinion that the Pre-Funded Warrants, if and when issued, delivered and paid for as contemplated by the terms of the Transaction Documents, will be valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; (d) the effect of course of dealing, course of performance, oral agreements or the like that would modify the terms of an agreement or the respective rights or obligations of the parties under an agreement; and (e) we have assumed the Exercise Prices (as defined in the Pre-Funded Warrants) will not be adjusted to an amount below the par value per share of the Class A Ordinary Shares.

www.htflawyers.com | info@htflawyers.com

950 Third Avenue, 19th Floor, New York, NY 10022 | Office: (212) 530-2210 | Fax: (212) 202-6380

The opinion expressed above is as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions expressed in this opinion letter

This letter is not to be used, circulated, quoted, or otherwise referred to for any other purpose than in connection with the Offering without our express written permission. We hereby consent to the filing of this opinion as an exhibit to a Report of Foreign Private Issuer on Form 6-K that is incorporated by reference in the Registration Statement and to the use of our name in the Registration Statement, the Base Prospectus and the Prospectus Supplement wherever it appears. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ HUNTER TAUBMAN FISCHER & LI LLC

HUNTER TAUBMAN FISCHER & LI LLC

www.htflawyers.com | info@htflawyers.com

950 Third Avenue, 19th Floor, New York, NY 10022 | Office: (212) 530-2210 | Fax: (212) 202-6380